EXHIBIT 99

Corporate Relations  |  77 Beale Street  |  San Francisco, CA  94105  |  1 (415) 973-5930    |   www.pgecorp.com

May 26, 2015

PG&E’S CHRISTOPHER P. JOHNS PLANS YEAR-END RETIREMENT

SAN FRANCISCO, Calif.– Christopher P. Johns, president of Pacific Gas and Electric Company and a member of the utility’s board of directors, has notified the company of his intention to retire at the end of 2015, PG&E Corporation said today.

“We thank Chris for his exemplary commitment and service. He has been a tireless supporter for our people as they work together in communities throughout northern and central California to deliver outstanding operational performance that, in 2014, included record electric reliability, international recognition for gas safety performance and the highest customer service ratings since 2009,” said PG&E Chairman and CEO Tony Earley.

Earley said the Board of Directors is expected to address succession plans for Johns’ responsibilities before Johns’ retirement becomes effective December 31, 2015.

“We are fortunate to have developed a deep bench. Chris and I are both incredibly proud of the caliber of talented people who have joined our leadership team as we have worked to make PG&E the safest and most reliable utility in the country,” Earley said.

Johns joined PG&E in 1996 as vice president and controller. He was named chief financial officer in January 2005. He was named president of PG&E in August 2009.

Before joining PG&E, Johns was a partner at KPMG Peat Marwick LLP. Johns earned a bachelor's degree in accounting from the University of Notre Dame. He has also completed the Reactor Technology Course for Utility Executives at the Massachusetts Institute of Technology.

Johns is a member of the board of directors of Associated Electric & Gas Insurance Services Limited. He serves as chair of the board of directors of the Western Energy Institute, co-chair of the Edison Foundation Institute for Electric Innovation and a member of the Executive Committee for the American Gas Association, as well as chair of the American Gas Foundation.  Johns also serves as a member of the board of directors for the Edison Electric Institute, San Francisco Ballet, San Francisco Reviving Baseball for Inner-City Youth, Inc., and The First Tee of San Francisco.  He also serves on the Student Athlete Advisory Committee for the University of Notre Dame.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a Fortune 200 energy-based holding company, headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, California’s largest investor-owned utility. PG&E serves about 16 million Californians across a 70,000 square-mile service area in Northern and Central California. For more information, visit the Web site at http://www.pgecorp.com.